AMERICAN EXPRESS SENIOR EXECUTIVE SEVERANCE PLAN

                            EFFECTIVE JANUARY 1, 1994

                                    Generally

                  (As amended and restated through May 1, 2000)

                AMERICAN EXPRESS SENIOR EXECUTIVE SEVERANCE PLAN
                ------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------

         Articles                                                      Page
         --------                                                      ----

Introduction                                                            1
ONE               Definitions                                           2
TWO               Participation                                         9
THREE             Amount of Benefits                                   11
FOUR              Method of Payment                                    18
FIVE              Administration of the Plan                           19
SIX               Adopting Companies and Plan Mergers                  21
SEVEN             Amendment and Termination                            21
EIGHT             Financial Provisions                                 22
NINE              Liability and Indemnification                        22
TEN               Miscellaneous                                        25

                AMERICAN EXPRESS SENIOR EXECUTIVE SEVERANCE PLAN

                                  INTRODUCTION
                                  ------------

The Board of Directors of American Express Company established the American Express Senior Executive Severance Plan (hereinafter referred to as the "Plan") effective as of January l, l994, to provide for severance benefits for certain eligible executive officers of American Express Company and its participating subsidiaries whose employment is terminated under certain conditions. Severance benefits under the Plan are to be provided to such eligible executives in exchange for a signed agreement that includes a release of all claims.

                                   ARTICLE ONE

                                   DEFINITIONS

1.1 "Administration Committee" means the Committee established and appointed by the Board of Directors or by a committee of the Board of Directors.

1.2 "Affiliated Company" means any corporation which is a member of a controlled group of corporations (determined in accordance with Section 4l4(b) of the Code) of which the Company is a member and any other trade or business (whether or not incorporated) which is controlled by, or under common control (determined in accordance with Section 4l4(c) of the Code) with the Company, but which has not been admitted to participation in the Plan.

1.3 "Base Salary" means the regular basic cash remuneration before deductions for taxes and other items withheld, payable to an Employee for services rendered to an Employing Company, but not including pay for bonuses, incentive compensation, special pay, awards or commissions.

1.4    "Board of Directors" means the board of directors of the Company.

1.5 "Bonus" means annual incentive compensation paid to an Employee over and above Base Salary earned and paid in cash or otherwise under any executive bonus or sales incentive plan or program of an Employing Company.

1.6    "Change in Control" means the happening of any of the following:

       (a) Any individual, entity or group (a "Person") (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding common shares of the Company (the "Outstanding Company Common Shares") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that such beneficial ownership shall not constitute a Change in Control if it occurs as a result of any of the following acquisitions of securities: (i) any acquisition directly from the Company, (ii) any acquisition by the Company or any corporation, partnership, trust or other entity controlled by the Company (a "Subsidiary"), (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this "Change in Control" Section are satisfied. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") became the beneficial owner of 25% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities as a result of the acquisition of Outstanding Company Common Shares or Outstanding Company Voting Securities by the Company which, by reducing the number of Outstanding Company Common Shares or Outstanding Company Voting Securities, increases the proportional number of shares beneficially owned by the Subject Person; provided, that if a Change in Control would be deemed to have occurred (but for the operation of this sentence) as a result of the acquisition of Outstanding Company Common Shares or Outstanding Company Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional Outstanding Company Common Shares or Outstanding Company Voting Securities which increases the percentage of the Outstanding Company Common Shares or Outstanding Company Voting Securities beneficially owned by the Subject Person, then a Change in Control shall then be deemed to have occurred; or

       (b) individuals who, as of the date hereof, constitute the board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation; or

       (c) The consummation of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (or any parent thereof) and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation of such Outstanding Company Common Shares and Outstanding Company Voting Shares, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company, a Subsidiary or such corporation resulting from such reorganization, merger or consolidation or any parent or a subsidiary thereof, and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 25% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (or any parent thereof) or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation (or any parent thereof) were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or


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

       (d) The consummation of the sale, lease, exchange or other disposition of all or substantially all of the assets of the Company, unless such assets have been sold, leased, exchanged or disposed of to a corporation with respect to which following such sale, lease, exchange or other disposition (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (or any parent thereof) entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such sale, lease, exchange or other disposition in substantially the same proportions as their ownership immediately prior to such sale, lease, exchange or other disposition of such Outstanding Company Common Shares and Outstanding Company Voting Shares, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or a Subsidiary of such corporation or a subsidiary thereof and any Person beneficially owning, immediately prior to such sale, lease, exchange or other disposition, directly or indirectly, 25% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of such corporation (or any parent thereof) and the combined voting power of the then outstanding voting securities of such corporation (or any parent thereof) entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation (or any parent thereof) were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale, lease, exchange or other disposition of assets of the Company; or

       (e) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

1.7 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

1.8 "Committee" means the Compensation and Benefits Committee of the Board of Directors or any successor committee appointed by the Board of Directors.

1.9 "Company" means American Express Company, a New York corporation, its successors and assigns.

1.10 "Comparable Position" means a job with the Company, an Employing Company, an Affiliated Company or successor company at the same or higher Base Salary as an Employee's current job and at a work location within reasonable commuting distance from an Employee's home, as determined by such Employee's Employing Company. For employees in the Employing Company's international expatriate program, Comparable Position means a job with an Employing Company, an Affiliated Company or successor company at the same or higher Base Salary as an Employee's current job and at a work location in the Employee's country of assignment, home country or career base country.

1.11 "Completed Years of Service" means the number of full one year periods that have transpired since the Employee's original date of hire or, in the case of someone who has incurred a break in service as defined in the American Express Retirement Plan, the adjusted date of hire, through the Employee's last day of active employment with the Company. For employees of American Express Tax and Business Services, "original date of hire" shall mean the American Express Transition Date.

1.12 "Constructive Termination" means resignation or other employment termination by an Employee from an Employing Company as a result of one or more of the following without the Employee's written consent within two years after a Change in Control:

       (a) a reduction in Base Salary, except for across-the-board changes similarly affecting all Employees of the Company and all Employees of any Person in control of the Company, or any material reduction in the aggregate of the Employee's annual and long term incentive opportunity, in each case from that in effect immediately prior to the Change in Control,

       (b) the Employing Company's requirement that the Employee be based more than 50 miles from the location at which the Employee was based immediately prior to the Change in Control and which location is more than 35 miles from the Employee's residence,

       (c) the assignment to the Employee of any duties that are materially inconsistent with the Employee's duties prior to the Change in Control, or

       (d) a significant reduction in the Employee's position, duties, or responsibilities from those in effect prior to the Change in Control.

1.13 "Defined Termination" means a termination of employment of an Employee within two years after a Change in Control that occurs as a result of either:

       (a) an Involuntary Termination, or

       (b) a Constructive Termination.

1.14 "Employee" means any person, at the senior executive level as defined by the Administration Committee, paid through the payroll department of the Employing Company (as opposed to the accounts payable department of the Employing Company) and employed on a regular full-time basis (i.e., an employee whose scheduled workweek is consistent with the standard workweek schedule of a business unit or department) or regular part-time basis (i.e., an employee who is scheduled to work at least 20 hours per week, but fewer than the hours of a regular full-time employee) by an Employing Company, who receives from an Employing Company a regular stated compensation and an annual IRS Form W-2; provided, however, that an Employing Company or operating business unit thereof, due to business, marketplace or employee relations reasons, may, in its sole discretion, by policy exclude from the definition of Employee under the Plan any category or level of Employee employed in a non-exempt, exempt or executive level position or in an initial probationary or trial period of employment. The term "Employee" shall not include any person who has entered into an independent contractor agreement , consulting agreement, franchise agreement or any similar agreement with an Employing Company, nor the employees of any such person, regardless of whether that person (including his or her employees) is later found to be an employee by any court of law or regulatory authority.

1.15 "Employing Company" means the Company and such of its subsidiaries and affiliated companies and other trades or businesses as have adopted the Plan and have been admitted to participation by the CBC or any one or more of them, and any corporation or other entity succeeding to the rights and assuming the obligations of any such company hereunder in the manner described in Section 6.1.

1.16 "ERISA" means the Employee Retirement Income Security Act of l974, as amended from time to time.
1.17 "Good Cause" means a discontinuance of an Employee's employment by an Employing Company upon one of the following:

       a. an Employee's willful and continued failure to adequately perform substantially all of the Employee's duties with an Employing Company,

       b. an Employee's willful engagement in conduct which is demonstrably and materially injurious to an Employing Company or an affiliate thereof, monetarily or otherwise, or

       c. conviction of a felony by the Employee.

1.18 "Involuntary Termination" means any involuntary discontinuance of an Employee's employment by an Employing Company for reasons other than Good Cause within two years after a Change in Control.

1.19 "Leave of Absence" means the period during which an Employee is absent from work pursuant to a leave of absence granted by an Employing Company.

1.20 "Plan" means the American Express Senior Executive Severance Plan, as set forth herein and as hereafter amended from time to time.

1.21   "Plan Year" means calendar year 1994 and any subsequent calendar year.

1.22 "Predecessor Company" means any corporation or unincorporated entity heretofore or hereafter merged or consolidated with or otherwise absorbed by an Employing Company or any substantial part of the business of which has been or shall be acquired by an Employing Company.

1.23 "Retirement" means early, normal or deferred retirement as defined in and meeting the terms and conditions of the American Express Retirement Plan or IDS Retirement Plan, as amended, or any successor plans.

1.24 "Separation Period" means the period of time over which an Employee receives severance benefits under the Plan in biweekly or other installment payments.

1.25 "Termination of Active Employment" means the date on which an Employee ceases performing services for an Employing Company.

1.26 "Willful" means that an act or failure to act on an Employee's part is done, or omitted to be done, by the Employee in a manner that is not in good faith, and that is without reasonable belief that such action or omission was in the best interests of an Employing Company.

1.27 The masculine pronoun shall be construed to mean the feminine and the singular shall be construed to mean the plural, wherever appropriate herein.

1.28 Headings in this document are for identification purposes only and do not constitute a part of the Plan.


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

                                   ARTICLE TWO

                                  PARTICIPATION

2.1 ELIGIBILITY FOR PARTICIPATION. Each Employee shall be eligible to participate in the Plan in the event his employment is terminated by an Employing Company for one of the following reasons:

       2.1.1  Reduction in force;
       2.1.2  Position elimination;
       2.1.3  Office closing;
       2.1.4  Poor performance;
       2.1.5  Mutually satisfactory resignation;

       2.1.6 Relocation of an employee's current position that does not meet the definition of Comparable Position;

       2.1.7 Defined Termination, as defined in Section 1.13, (applicable only within two years after a Change in Control), and notwithstanding any provision of Section 2.3.

       The CBC may, in its discretion, grant participation eligibility to any Employee or group of Employees employed in a business unit of the Company or an Employing Company who terminate employment due to a sale of such business unit not later than six months following such sale.

2.2 LIMITATIONS ON ELIGIBILITY. In the event an Employee who is otherwise eligible for participation in the Plan is offered a Comparable Position (whether the position is accepted or rejected by the Employee), he will not be eligible to participate in the Plan. In addition, an Employee is not eligible to participate in the Plan if the Employee accepts any position in the Employing Company, an Affiliated Company or successor company (regardless of whether it is a Comparable Position). An Employee who is a member of the Company's Planning and Policy Committee and who otherwise meets the eligibility criteria may only participate in the Plan if approved by the CBC in advance.

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

2.3 INELIGIBILITY FOR PARTICIPATION. An Employee is ineligible to participate in the Plan in the event his employment by an Employing Company terminates for a reason other than those enumerated in Section 2.1 above, including, but not limited to, the following:

       2.3.1  Voluntary resignation;

       2.3.2  Failure to report for work;

       2.3.3  Failure to return from leave;

       2.3.4 Return from a Leave of Absence which extends beyond the policy reinstatement period, if applicable, and no position is available;

       2.3.5  Excessive absenteeism or lateness;

       2.3.6 Merger, acquisition, sale, transfer, outsourcing or reorganization of all or part of the Employing Company where either (i) a Comparable Position is offered with, or (ii) the Employee accepts any position (regardless of whether it is a Comparable Position) with, a Successor Company, whether affiliated or unaffiliated with the Employing Company, including an outside contractor, and whether or not the Successor Company adopts the plan.

       2.3.7 Violation of a policy or procedure of the Employing Company, insubordination, unwillingness to perform the duties of a position, suspected dishonesty, or other misconduct;

       2.3.8 Retirement, including the acceptance of any Employing Company sponsored retirement incentive; provided, however, that in the event an Employee is otherwise eligible for a severance pay benefit in accordance with Section 2.1 above and also eligible for Retirement, the Employee shall be eligible to participate in the Plan in accordance with Article 3 below; or

       2.3.9  Death.

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                                  ARTICLE THREE

                               AMOUNT OF BENEFITS

3.1 AMOUNT OF BENEFITS. The severance benefit payable to an eligible Employee under the Plan shall be based on his Completed Years of Service with the Company, Employing Company or an Affiliated Company. The formula for determining an Employee's severance benefit payment shall be calculated by first adding together (i) the Employee's annual Base Salary in effect immediately prior to the date of Termination of Active Employment and (ii) the last annual Bonus received by the Employee or approved by the CBC as of the date the Employee signs the agreement required pursuant to section 3.5 of the Plan. In the case of a recently hired Employee who has not yet received a Bonus, the Employee's designated target Bonus may be used as the subparagraph (ii) portion of the calculation above. The sum of subparagraphs (i) and (ii) above shall then be divided by 52 to calculate the weekly severance benefit. The amount of the total severance benefit shall be determined according to the following schedule:




                       Schedule for Severance Pay Benefits

                                     Number of Weekly Severance       Number of Weekly Severance
    Credited Years of Service             Benefit Payments                 Benefit Payments
---------------------------------- ------------------------------- ---------------------------------
                                             Executives            Planning and Policy Committee
           12 or fewer                           52                              104
               13                                56                              104
               14                                60                              104
               15                                65                              104
               16                                69                              104
               17                                73                              104
           18 or more                        78 Maximum                      104 Maximum


For purposes of executive eligibility an Employing Company may define eligibility in accordance with its policies and practice and may in its discretion exclude defined levels of executives in accordance with subparagraph 1.14.

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3.2    LIMITATIONS ON AMOUNT OF SEVERANCE BENEFITS. The number of weeks of severance benefits payable to any eligible Employee under the Plan shall not exceed 104 weeks. Such benefits payable under the Plan shall be inclusive of and offset by any other severance, redundancy or termination payment made by an Employing Company, including, but not limited to, any amounts paid pursuant to federal, state, local or foreign government worker notification (e.g., Worker Adjustment and Retraining Notification
       Act) or office closing requirements and any amounts owed the Employee pursuant to a contract with Employing Company, unless the contract specifically provides otherwise.

3.3 REEMPLOYMENT. In the event an Employee is reemployed by the Employing Company or an Affiliated Company within the period covered by the schedule of severance benefits in Section 3.1 above, the severance benefits, if any, that are in excess of the number of weeks between the Termination of Active Employment and the rehire date shall be repaid by the Employee or withheld by the Employing Company, as the case may be. In the further event an eligible Employee who is receiving severance benefits under the Plan is later rehired by an Employing Company or an Affiliated Company, and employment later terminates under conditions making such Employee eligible for severance benefits under the Plan, the amount of the second severance benefit will be based on such Employee's rehire date and not the original date of employment; provided, however, that any benefits withheld or repaid in accordance with the preceding sentence shall be additionally paid to the terminating Employee. The total amount of severance calculated pursuant to Section 3.3 shall not exceed 78 weeks for Employees not on the Planning and Policy Committee or 104 weeks for Planning and Policy Committee members.

3.4 WITHHOLDING TAX. The Employing Company shall deduct from the amount of any severance benefits payable under the Plan, any amount required to be withheld by the Employing Company by reason of any law or regulation, for the payment of taxes or otherwise to any federal, state, local or foreign government. In determining the amount of any applicable tax, the Employing Company shall be entitled to rely on the number of personal exemptions on the official form(s) filed by the Employee with the Employing Company for purposes of income tax withholding on regular wages.

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

3.5 REQUIREMENT OF SIGNED AGREEMENT. Receipt of severance benefits under the Plan is conditioned upon the Employee signing an Agreement with the Employee's Employing Company in a form satisfactory to the Company and in accordance with the requirements of applicable law. The Agreement must include a release of claims and may include whatever other terms the Employing Company deems appropriate, including a restrictive covenant. If the terms of the Agreement are found to be legally unenforceable, the Employee must return any severance benefits paid pursuant to Section 3.1 of the Plan plus the value of any Long Term Incentive Awards which vested during the Separation Period; provided, however, that in the event the Employee has a Defined Termination, such restrictive covenants shall: (a) be reasonable under the applicable facts and circumstances; (b) include the following (i) non-solicitation of customers and employees; (ii) confidentiality of business data; (iii) full release of claims; and (iv) non-denigration of the Company and its affiliates, and their officers, directors and agents and (c) not include any non-competition limitations. Notwithstanding anything herein to the contrary, the Company shall, for a period of two years and one day following a Change in Control, be prohibited from entering into any agreement with an Employee, which contains a more expansive Competitor List (as provided in Section 2 of the Consent to the Application of Forfeiture and Detrimental Conduct Provision to Incentive Compensation Plan Award) than that which was in effect for such Employee immediately prior to the date of such Change in Control.

3.6    MAJOR TRANSACTION.

       (a) Section 3.6 shall apply in the event of a Major Transaction. A Major Transaction shall mean a transaction described in either (1) or (2) below:

       (1) The consummation of a reorganization, merger or consolidation, in each case, if, following such reorganization, merger or consolidation, more than 50% but not more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (or any parent thereof) and the combined voting power of the then outstanding voting securities of such corporation (or any parent thereof) entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation of such Outstanding Company Common Shares and Outstanding Company Voting Shares, as the case may be, but only if:

       (A) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company, a Subsidiary or such corporation resulting from such reorganization, merger or consolidation or any parent or a subsidiary thereof, and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 25% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (or any parent thereof) or the combined voting power of the then outstanding voting securities of such corporation (or any parent thereof) entitled to vote generally in the election of directors; and

       (B) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation (or any parent thereof) were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation.

       (2) The consummation of the sale, lease, exchange or other disposition of all or substantially all of the assets of the Company to a corporation with respect to which following such sale, lease, exchange or other disposition more than 50% but not more than 60% of, respectively, the then outstanding shares of common stock of such corporation (or any parent thereof) and the combined voting power of the then outstanding voting securities of such corporation (or any parent thereof) entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such sale, lease, exchange or other disposition in substantially the same proportions as their ownership immediately prior to such sale, lease, exchange or other disposition of such Outstanding Company Common Shares and Outstanding Company Voting Shares, as the case may be, but only if:

       (A) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or a Subsidiary of such corporation or a subsidiary thereof and any Person beneficially owning, immediately prior to such sale, lease, exchange or other disposition, directly or indirectly, 25% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of such corporation (or any parent thereof) and the combined voting power of the then outstanding voting securities of such corporation (or any parent thereof) entitled to vote generally in the election of directors; and

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

       (B) at least a majority of the members of the board of directors of such corporation (or any parent thereof) were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale, lease, exchange or other disposition of assets of the Company. (b) If all or any portion of the payments or benefits to which the Employee will be entitled under the Plan, either alone or together with other payments or benefits which the Employee receives or is entitled to receive directly or indirectly from the Company or any of its subsidiaries or any other person or entity that would be treated as a payor of parachute payments as hereinafter defined, under any other plan, agreement or arrangement, would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision thereto and regulations or other guidance thereunder (except that "2.95" shall be used instead of "3" under Section 280G(b)(2)(A)(ii) of the Code or any successor provision thereto), such payment or benefits provided to the Employee under this Plan, and any other payments or benefits which the Employee receives or is entitled to receive directly or indirectly from the Company or any of its subsidiaries or any other person or entity that would be treated as a payor of parachute payments as hereinafter defined, under any other plan, agreement or arrangement which would constitute a parachute payment, shall be reduced (but not below zero) as described below to the extent necessary so that no portion thereof would constitute such a parachute payment as previously defined (except that "2.95" shall be used instead of "3" under Section 280G(b)(2)(A)(ii) of the Code or any successor provision thereto). Whether payments or benefits to the Employee would constitute a "parachute payment", whether such payments or benefits are to be reduced pursuant to the first sentence of this paragraph, and the extent to which they are to be so reduced, will be determined by the firm serving, immediately prior to the Major Transaction, as the Company's independent auditors, or if that firm refuses to serve, by another qualified firm, whether or not serving as independent auditors, designated by the Administration Committee (the "Firm"). The Firm will be paid reasonable compensation by the Company for such services. If the Firm concludes that its determination is inconsistent with a final determination of a court or the Internal Revenue Service, the Firm shall, based on such final determination, redetermine whether the amount payable to the Employee should have been reduced and, if applicable, the amount of any such reduction. If the Firm determines that a lesser payment should have been made to the Employee, then an amount equal to the amount of the excess of the earlier payment over the redetermined amount (the "Excess Amount") will be deemed for all purposes to be a loan to the Employee made on the date of the Employee's receipt of such Excess Amount, which the Employee will have an obligation to repay to the Company on the fifth business day after demand, together with interest on such amount at the lowest applicable Federal rate (as defined in Section 1274(d) of the Code or any successor provision thereto), compounded semi-annually (the "Section 1274 Rate") from the date of the Employee's receipt of such Excess Amount until the date of such repayment (or such lesser rate (including zero) as may be designated by the Firm such that the Excess Amount and such interest will not be treated as a parachute payment as previously defined). If the Firm determines that a greater payment should have been made to the Employee, within fifteen business days of such determination, the Company will pay to the Employee the amount of the deficiency, together with interest thereon from the date such amount should have been paid to the date of such payment, at the Section 1274 Rate (or such lesser rate (including zero) as may be designated by the Firm such that the amount of such deficiency and such interest will not be treated as a parachute payment as previously defined). If a reduction is to be made pursuant to this paragraph, the Firm will have the right to determine which payments and benefits will be reduced, either those under this Plan alone or such other payments or benefits which the Employee receives or is entitled to receive directly or indirectly from the Company or any of its subsidiaries or any other person or entity that would be treated as a payor of parachute payments as previously defined, under any other plan, agreement or arrangement.

3.7    EXCISE TAX.

       (a) Section 3.7 shall apply in the event of a Change in Control, as defined in Section 1.6 hereof.

       (b) In the event that any payment or benefit received or to be received by an Employee hereunder in connection with a Change in Control or termination of such Employee's employment (such payments and benefits, excluding Gross-Up Payment (as hereinafter defined), being hereinafter referred to collectively as the "Payments"), will be subject to the excise tax (the "Excise Tax") referred to in Section 4999 of the Code, then (i) in the case of an Employee who is classified in Band 70 (or its equivalent) or above immediately prior to such Change in Control (a "Tier 1 Employee"), the Company shall pay to such Tier 1 Employee, within five days after receipt by such Tier 1 Employee of the written statement referred to in paragraph (d) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by such Tier 1 Employee, after deduction of any Excise Tax on the Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Payments, and (ii) in the case of a Tier 1 Employee (in the event clause (i) above does not apply) and in the case of any other Employee, the Payments shall be reduced to the extent necessary so that no portion of the Payments is subject to the Excise Tax but only if (A) the net amount of all Total Payments (as hereinafter defined), as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments), is greater than or equal to (B) the net amount of such Total Payments without any such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which an Employee would be subject in respect of such unreduced Total Payments); provided, however, that the Employee may elect in writing to have other components of his or her Total Payments reduced prior to any reduction in the Payments hereunder.

       (c) For purposes of determining whether the Payments will be subject to the Excise Tax, the amount of such Excise Tax and whether any Payments are to be reduced hereunder: (i) all payments and benefits received or to be received by an Employee in connection with such Change in Control or the termination of such Employee's employment, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any Person (as such term is defined in Section 1.6) whose actions result in such Change in Control or any Person affiliated with the Company or such Person (all such payments and benefits, excluding the Gross-Up Payment and any similar gross-up payment to which a Tier 1 Employee may be entitled under any such other plan, arrangement or agreement, being hereinafter referred to as the "Total Payments"), shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor, or if that firm refuses to serve, by another qualified firm, whether or not serving as independent auditors, designated by the Administration Committee (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(2)(A) or section 280G(b)(4)(A) of the Code; (ii) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of section 280G(b) of the Code shall be taken into account; (iii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Auditor, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount (within the meaning of section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and (iv) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code and regulations or other guidance thereunder. For purposes of determining the amount of the Gross-Up Payment in respect of a Tier 1 Employee and whether any Payments in respect of a Employee (other than a Tier 1 Employee) shall be reduced, the Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation (and state and local income taxes at the highest marginal rate of taxation in the state and locality of such Employee's residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes) in the calendar year in which the Gross-Up Payment is to be made (in the case of a Tier 1 Employee) or in which the Payments are made (in the case of an Employee other than a Tier 1 Employee). The Auditor will be paid reasonable compensation by the Company for its services.

       (d) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, then an amount equal to the amount of the excess of the earlier payment over the redetermined amount (the "Excess Amount") will be deemed for all purposes to be a loan to the Tier 1 Employee made on the date of the Tier 1 Employee's receipt of such Excess Amount, which the Tier 1 Employee will have an obligation to repay to the Company on the fifth business day after demand, together with interest on such amount at the lowest applicable Federal rate (as defined in Section 1274(d) of the Code or any successor provision thereto), compounded semi-annually (the "Section 1274 Rate") from the date of the Tier 1 Employee's receipt of such Excess Amount until the date of such repayment (or such lesser rate (including zero) as may be designated by the Auditor such that the Excess Amount and such interest will not be treated as a parachute payment as previously defined). In the event that the Excise Tax is finally determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), within five business days of such determination, the Company will pay to the Tier 1 Employee an additional amount, together with interest thereon from the date such additional amount should have been paid to the date of such payment, at the Section 1274 Rate (or such lesser rate (including zero) as may be designated by the Auditor such that the amount of such deficiency and such interest will not be treated as a parachute payment as previously defined). The Tier 1 Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the amount of any Gross-Up Payment.

       (e) As soon as practicable following a Change in Control, the Company shall provide to each Tier 1 Employee and to each other Employee with respect to whom it is proposed that Payments be reduced, a written statement setting forth the manner in which the Total Payments in respect of such Tier 1 Employee or other Employee were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Company has received from the Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

                                  ARTICLE FOUR

                                METHOD OF PAYMENT

4.1 PAYMENT. A severance benefit under the Plan may be payable in biweekly or other installments at the sole discretion of the Employing Company; provided, however, that in the event the Employee has a Defined Termination, the severance benefit under the Plan will be paid within fifteen days after the date of such Change in Control. Notwithstanding anything in this Plan to the contrary, if the Employee's employment terminates within two years following a Change in Control and if the Employee receives lump sum severance, the Employee shall continue to be eligible to receive benefits under the Company's medical and dental plans for the applicable period as if the Employee were paid severance in installments, such benefits to be substantially identical to the benefits provided immediately prior to the Change in Control.

4.2 INACTIVE EMPLOYMENT STATUS. During the Separation Period (where severance benefits are paid in biweekly or other installments) the Employee receiving such payments will remain in an inactive employment status until receipt of such payments is completed, at which time employment will be terminated. During the Separation Period, certain other employee benefits may be continued, payment for which shall be deducted from such severance payments in accordance with the Employee's previously elected benefit coverage. During the Separation Period, the Company reserves the right to continue other programs such as Long Term Incentive Awards and Perquisites in accordance with its policies, which may be changed or terminated from time to time. Nothing in this paragraph shall create a contract to provide such benefits.

4.3 LIMITATIONS ON SEVERANCE PAYMENTS. In no event shall the period of time during which an Employee receives severance payments exceed 104 weeks. Nothing in this Section shall affect the total number of weeks payable under the Plan pursuant to Section 3.1, including, but not limited to, the 104-week maximum payment.

4.4 DEATH. In the event an Employee dies before full receipt of severance benefits payable under the Plan, the remaining severance benefits will be paid to the legal representative of such Employee's estate in a lump sum as soon as practicable after receipt of notice of such death and evidence satisfactory to the Company of the payment or provision for the payment of any estate, transfer, inheritance or death taxes which may be payable with respect thereto.

                                  ARTICLE FIVE

                           ADMINISTRATION OF THE PLAN

5.1 POWERS OF THE EMPLOYING COMPANY. The Employing Company shall have such powers, authorities and discretion as are necessary or appropriate in order to carry out its duties under the Plan, including, but not limited to, the power:

       5.1.1 To obtain such information as it shall deem necessary or appropriate in order to carry out its duties under the Plan;

       5.1.2 To make determinations with respect to the grounds for termination of employment of any Employee; and

       5.1.3  To establish and maintain necessary records.

5.2 EMPLOYING COMPANY AUTHORITY. Nothing contained in the Plan shall be deemed to qualify, limit or alter in any manner the Employing Company's sole and complete authority and discretion to establish, regulate, determine or modify at any time, the terms and conditions of employment, including, but not limited to, levels of employment, hours of work, the extent of hiring and employment termination, when and where work shall be done, marketing of its products, or any other matter related to the conduct of its business or the manner in which its business is to be maintained or carried on, in the same manner and to the same extent as if the Plan were not in existence.

5.3 ADMINISTRATION COMMITTEE DUTIES AND POWERS. The Administration Committee shall be responsible for the general administration and interpretation of the Plan and the proper execution of its provisions and shall have full discretion to carry out its duties. The Administration Committee shall be the "Administrator" of the Plan and shall be, in its capacity as Administrator, a "Named Fiduciary," as such terms are defined or used in ERISA. For the purposes of carrying out its duties as Administrator, the Administration Committee may, in its sole discretion, allocate its responsibilities under the Plan among its members, and may, in its sole discretion, designate persons other than members of the Administration Committee to carry out such of its responsibilities under the Plan as it may deem fit. In addition to the powers of the Administration Committee specified elsewhere in the Plan, the Administration Committee shall have all discretionary powers necessary to discharge its duties under the Plan, including, but not limited to, the following discretionary powers and duties:

       5.3.1 To interpret or construe the Plan, and resolve ambiguities, inconsistencies and omissions;

       5.3.2 To make and enforce such rules and regulations and prescribe the use of such forms as it deems necessary or appropriate for the efficient administration of the Plan; and

       5.3.3 To decide all questions on appeal concerning the Plan and the eligibility of any person to participate in the Plan.

5.4 DETERMINATIONS. The determination of the Administration Committee as to any question involving the general administration and interpretation or construction of the Plan shall be within its sole discretion and shall be final, conclusive and binding on all persons, except as otherwise provided herein or by law.

5.5 CLAIMS REVIEW PROCEDURE. Consistent with the requirements of ERISA and the regulations thereunder as promulgated by the Secretary of Labor from time to time, the following claims review procedure shall be followed with respect to the denial of severance benefits to any Employee:

       5.5.1 Within thirty (30) days from the date of an Employee's termination of active Employment, the Employing Company shall furnish such Employee either an agreement offering severance benefits under the Plan or notice of such Employee's ineligibility for or denial of severance benefits, either in whole or in part. Such notice from the Employing Company will be in writing and sent to the Employee or the legal representatives of his estate stating the reasons for such ineligibility or denial and, if applicable, a description of additional information that might cause a reconsideration by the Administration Committee or its delegate of the decision and an explanation of the Plan's claims review procedure. In the event such notice is not furnished within thirty (30) days, any claim for severance benefits shall be deemed denied and the Employee shall be permitted to proceed to Section 5.5.2 below.

       5.5.2 Within sixty (60) days after receiving notice of such denial or ineligibility or within ninety (90) days after employment termination if no notice is received, the Employee, the legal representatives of his estate or a duly authorized representative may then submit to the Administration Committee a written request for a review of such decision of denial.

       5.5.3 The Administration Committee will review the claim and within sixty (60) days (or one hundred twenty (120) days in special circumstances) provide a written response to the appeal setting forth specific reasons for such decision. In the event the decision on review is not furnished within such time period, the claim shall be deemed denied.

                                   ARTICLE SIX

                       ADOPTING COMPANIES AND PLAN MERGERS

6.1 ADOPTING COMPANIES. Any corporation which succeeds to the business and assets of the Company or any part of its operations, may by appropriate resolution adopt the Plan and shall thereupon succeed to such rights and assume such obligations hereunder as the Company and said corporation shall have agreed upon in writing. Any corporation which succeeds to the business of any Employing Company other than the Company, or any part of the operations of such Employing Company, may by appropriate resolution adopt the Plan and shall thereupon succeed to such rights and assume such obligations hereunder as such Employing Company and said corporation shall have agreed upon in writing; provided, however, that such adoption and the terms thereof agreed upon in such writing have been approved by the Company.


                                  ARTICLE SEVEN

                            AMENDMENT AND TERMINATION

7.1 RIGHT TO AMEND OR TERMINATE. The Company reserves the right, by action of the Board of Directors or the CBC, to amend or terminate this Plan in whole or in part at any time and from time to time, and any amendment or effective date of termination may be given retroactive effect. The foregoing sentence to the contrary notwithstanding, for a period of two years and one day after the date of an occurrence of a Major Transaction or a Change in Control, neither the Board of Directors nor the Committee may terminate this Plan or amend this Plan in a manner that is detrimental to the rights of any participant of the Plan without his or her written consent.

7.2 TERMINATION BY AN EMPLOYING COMPANY. Any Employing Company other than the Company may withdraw from participation in the Plan at any time by delivering to the Administration Committee written notification to that effect signed by such Employing Company's chief executive officer or his delegate. Withdrawal by any Employing Company pursuant to this paragraph or complete discontinuance of severance benefits under the Plan by any Employing Company other than the Company, shall constitute termination of the Plan with respect to such Employing Company. The foregoing sentence to the contrary notwithstanding, neither the Board of Directors nor the Committee may terminate this Plan or amend this Plan in a manner that is detrimental to the rights of any participant of the Plan without his written consent (i) with respect to the provisions of the Plan which become applicable upon a Change in Control, and (ii) with respect to all provisions of the Plan for a period of two years and one day after the date of a Change in Control.

7.3 LIMITATION ON BENEFITS. In the event any Employing Company withdraws from participation or the Company terminates the Plan as provided in this Article Seven, no Employee shall be entitled to receive benefits hereunder for Employment either before or after such action.

                                  ARTICLE EIGHT

                              FINANCIAL PROVISIONS

8.1 FUNDING. All severance benefits payable under the Plan shall be payable and provided for solely from the general assets of the Employing Company in accordance with the Plan, at the time such severance benefits are payable, unless otherwise determined by the Employing Company. The Employing Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any severance benefits under the Plan.


                                  ARTICLE NINE

                          LIABILITY AND INDEMNIFICATION

9.1 STANDARD OF CONDUCT. To the extent permitted by ERISA and other applicable law, no member (which term, as used in this Article Nine, shall include any employee of any Employing Company designated to carry out any responsibility of the Administration Committee pursuant to
       Section 5.3 above) of the Administration Committee shall be liable for anything done or omitted to be done by him in connection with the Plan, unless the member failed to act (1) in good faith and (2) for a purpose which such member reasonably believed to be in accordance with the intent of the Plan. The Company or Employing Company as applicable hereby indemnifies each person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, or against whom any claim or demand is made, by reason of the fact that he, his testator or intestate, was or is a member of the Administration Committee, against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, or as a result of such claim or demand, if such member of the Administration Committee acted in good faith for a purpose which he reasonably believed to be in accordance with the intent of the Plan and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

9.2 PRESUMPTION OF GOOD FAITH. The termination of any such civil or criminal action or proceeding or the disposition of any such claim or demand, by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such member of the Administration Committee did not act (1) in good faith and
       (2) for a purpose which he reasonably believed to be in accordance with the intent of the Plan.

9.3 SUCCESSFUL DEFENSE. A person who has been wholly successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding or claim or demand of the character described in Section 9.1 above shall be entitled to indemnification as authorized in such Section 9.1.

9.4 UNSUCCESSFUL DEFENSE. Except as provided in Section 9.3 above, any indemnification under Sections 9.1 and 9.2 above, unless ordered by a court of competent jurisdiction, shall be made by the Company only if authorized in the specific case:

       9.4.1 By the Board of Directors acting by a quorum consisting of directors who are not parties to such action, proceeding, claim or demand, upon a finding that the member of the Administration Committee has met the standard of conduct set forth in Section 9.1 above; or

       9.4.2 If a quorum under Section 9.4.1 above is not obtainable with due diligence:

              9.4.2.1 By the Board of Directors upon the opinion in writing of independent legal counsel (who may be counsel to any Employing Company) that indemnification is proper in the circumstances because the standard of conduct set forth in Section 9.1 above has been met by such member of the Administration Committee; or

              9.4.2.2 By the shareholders of the Company upon a finding that the member of the Administration Committee has met the standard of conduct set forth in such Section 9.1 above.

9.5 ADVANCE PAYMENTS. Expenses incurred in defending a civil or criminal action or proceeding or claim or demand may be paid by the Company or Employing Company as applicable in advance of the final disposition of such action or proceeding, claim or demand, if authorized in the manner specified in Section 9.4 above, except that, in view of the obligation of repayment set forth in Section 9.6 below, there need be no finding or opinion that the required standard of conduct has been met.

9.6 REPAYMENT OF ADVANCE PAYMENTS. All expenses incurred in defending a civil or criminal action or proceeding, claim or demand, which are advanced by the Company or Employing Company as applicable under Section 9.5 above shall be repaid in case the person receiving such advance is ultimately found, under the procedures set forth in this Article Nine, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the Company exceed the indemnification to which he is entitled.

9.7 RIGHT TO INDEMNIFICATION. Notwithstanding the failure of the Company or Employing Company as applicable to provide indemnification in the manner set forth in Section 9.4 or 9.5 above, and despite any contrary resolution of the Board of Directors or of the shareholders in the specific case, if the member of the Administration Committee has met the standard of conduct set forth in Section 9.1 above, the person made or threatened to be made a party to the action or proceeding or against whom the claim or demand has been made, shall have the legal right to indemnification from the Company or Employing Company as applicable as a matter of contract by virtue of this Plan, it being the intention that each such person shall have the right to enforce such right of indemnification against the Company or Employing Company as applicable in any court of competent jurisdiction.

                                   ARTICLE TEN

                                  MISCELLANEOUS

10.1 NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in the Plan shall be construed as giving any Employee the right to be retained in the employ of any Employing Company or any right to any payment whatsoever, except to the extent of the severance benefits provided for by the Plan. Each Employing Company expressly reserves the right to dismiss any Employee at any time and for any reason without liability for the effect which such dismissal might have upon him as a participant of the Plan.

10.2 CONSTRUCTION. This Plan shall be governed by and construed in accordance with the substantive laws but not the choice of law rules of the state of New York, except to the extent that such laws have been superseded by federal law.

10.3 EXPENSES OF THE PLAN. The expenses of establishment and administration of the Plan shall be paid by the Employing Companies. Any expenses paid by the Company pursuant to this Section 10.3 and indemnification under Article Nine shall be subject to reimbursement by the other Employing Companies of their proportionate shares of such expenses and indemnification, as determined by the Administration Committee in its sole discretion.